UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2012

ROCKWELL MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road,         Wixom, Michigan                 48393

    (Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code         (248) 960-9009

                                             Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Raymond Pratt joined Rockwell Medical Technologies, Inc. on April 19, 2012 as its Chief Medical Officer. Prior to joining Rockwell Medical, Dr. Pratt worked at Shire PLLC from 2003 to 2010 as Vice President R&D and as the scientific leader in its Emerging Business Unit and Renal Business Unit. Previous roles at Shire included Vice President Global Clinical Medicine and Global Clinical Affairs and head of US Clinical Development. Dr. Pratt was instrumental in the FDA approval of Fosrenol ESRD indication and CKD non-dialysis indication in the European Union and United States. He was responsible for 3 new drug applications as well as multiple EU applications. He has managed 10 different drugs through all stages of global development for renal and other indications and has extensive experience appearing before the FDA. Dr. Pratt served in a consulting role at Quintiles, a global biopharmaceutical services company, as a vice president of strategic drug development innovation since August 2011 and as an industry consultant during 2011 after leaving Shire. Prior to working at Shire, he was Senior Director, Clinical Research and Development at Eisai Medical Research from 1994 to 2003, where he was head of CNS and Internal Medicine clinical development. Dr. Pratt received his M.D. from the University of Illinois College of Medicine. He served six years in the U.S. Army Medical Corps including a period as Director, Dialysis Services at the Walter Reed Army Medical Center. He has served as an Assistant Professor at Cornell Medical College from 1993 to 1994 and at Johns Hopkins University School of Medicine from 1990 to 1993.

Dr. Pratt replaces Dr. Annamaria Kausz, Vice President of Drug Development & Medical Affairs of Rockwell Medical Technologies, Inc., who left Rockwell Medical on April 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL TECHNOLOGIES, INC.

Date: April 19, 2012	By:	/s/ Thomas E. Klema
Thomas E. Klema
Its: Chief Financial Officer

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